Exhibit 5.1

Our Ref:	MNG.642387.000001
Direct:	+1 284 852 3038
E-mail:	matthew.gilbert@maplesandcalder.com

China Networks International Holdings Ltd.
9 Dong San Huan Zhong Lu, Suite 1101
Chaoyang District, Beijing, 100020
P.R. China

31 December 2009

Dear Sirs

China Networks International Holdings Ltd. (the "Company")

We are lawyers licensed and qualified to practice law in the British Virgin Islands.  We have been asked to provide this legal opinion in connection with:

1.	the issuance by the Company of up to 10,464,400 ordinary shares in the Company, with a par value of $0.0001 (the “Shares”), of which:

(a)
8,044,400 are issuable upon the exercise of outstanding warrants originally issued, pursuant to a prospectus dated 29 June 2007, in an initial public offering by Alyst Acquisition Corp., a Delaware Corporation (“Alyst”), which merged with and into the Company (with the Company being the surviving entity) on 24 June 2009; and

(b)
1,820,000 are issuable upon the exercise of outstanding insider warrants issued by Alyst in a private placement to the original sponsors, officers and directors of Alyst, and their respective affiliates, and subsequently transferred to their current holders (the "Insider Warrants"); and

(c)
300,000 are issuable upon exercise of the unit purchase option (the “UPO”), issued by Alyst to the representatives of the underwriters in Alyst’s initial public offering, each Unit consisting of one ordinary share in the Company, with a par value of $0.0001, and one warrant to purchase one ordinary share in the Company, with a par value of $0.0001, at an exercise price of $10.00 per unit underlying the UPO (the "Unit"); and

(d)	300,000 are issuable upon exercise of the warrants included as part of the units issuable on exercise of the UPO; and

2.	the resale of 1,820,000 Insider Warrants; and

3.	the resale of 300,000 warrants included as part of the Units (the "UPO Warrants"); and

4.	the resale of up to 5,403,488 ordinary shares in the Company, with a par value of $0.0001, of which:

(a)	1,820,000 are issuable on exercise of the Insider Warrants (the "Insider Warrant Shares"); and

(b)	2,983,488 were acquired or received in connection with the consummation of the Company’s business combination with China Networks Media, Ltd. (the "Merger Shares"); and

(c)	300,000 are included as part of the Units issuable on exercise of the UPO (the "Unit Shares"); and

(d)	300,000 are underlying the UPO Warrants issuable on exercise of the UPO (the "UPO Warrant Shares"),

as registered under the United States Securities Act of 1933, as amended, pursuant to the registration statement provided to us (the "Registration Statement") as filed by the Company with the United States Securities and Exchange Commission.

This opinion is given in accordance with the terms of the Legal Matters section of the Registration Statement.

2	DOCUMENTS REVIEWED

We have reviewed originals, copies, drafts or conformed copies of the following documents:

2.1	The written resolutions of the board of directors of the Company dated December 30, 2009 (the "Resolutions").

2.2
A registered agent’s certificate dated December 30, 2009, issued by Maples Corporate Services (BVI) Limited, the Company’s registered agent, (a copy of which is attached as Annexure A) (the "Registered Agent’s Certificate").

2.3	A certificate from a Director of the Company (the "Director’s Certificate").

2.4
The public records of the Company on file and available for public inspection at the Registry of Corporate Affairs in the British Virgin Islands (the "Registry of Corporate Affairs") on December 30, 2009 including:

(a)	the Company’s Certificate of Incorporation; and

(b)	the Company’s amended and restated Memorandum and Articles of Association.

2.5	The Registration Statement.

3	ASSUMPTIONS

In giving this opinion we have assumed (without further verification) the completeness and accuracy of the Director's Certificate and the Registered Agent’s Certificate.  We have also relied upon the following assumptions, which we have not independently verified:

3.1	Copy documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

3.2	All signatures, initials and seals are genuine.

3.3	The accuracy and completeness of all factual representations expressed in or implied by the documents we have examined.

3.4	There is nothing under any law (other than the law of the British Virgin Islands) which would or might affect the opinions hereinafter appearing.

3.5
That all public records of the Company which we have examined are accurate and that the information disclosed by the searches which we conducted against the Company at the Registry of Corporate Affairs is true and complete and that such information has not since then been altered and that such searches did not fail to disclose any information which had been delivered for registration but did not appear on the public records at the date of our searches.

3.6	That the Resolutions remain in full force and effect and have not been varied or revoked.

3.7	That no less than the par value shall be paid for the Ordinary Shares ultimately issuable pursuant to the Units and the UPO Warrants.

4	OPINIONS

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

4.1
The Company is a company limited by shares duly incorporated under the BVI Business Companies Act, 2004 (the "Act"), in good standing at the Registry of Corporate Affairs and validly existing under the laws of the British Virgin Islands, and possesses the capacity to sue and be sued in its own name.

4.2	The Company is authorised to issue 75,000,000 shares of the following classes with a par value of US$0.0001 each:

(a)	74,000,000 ordinary shares of US$0.0001 par value each ("Ordinary Shares"); and

(b)	1,000,000 preferred shares of US$0.0001 par value each ("Preferred Shares"),

of which 12,927,888 Ordinary Shares and no Preferred Shares have been issued.

4.3
The Shares, the Unit Shares, the UPO Warrants, the UPO Warrant Shares and the Insider Warrant Shares to be issued in accordance with the Registration Statement, when issued by the Company, in accordance with their governing instruments and the Company's amended and restated Memorandum and Articles of Association, and in the manner described in the Registration Statement, will be duly authorised, validly issued, fully paid and non assessable.

4.4	The Merger Shares have been duly authorised and are validly issued, fully paid and non assessable.

5	QUALIFICATIONS

The opinions expressed above are subject to the following qualifications:

5.1	To maintain the Company in good standing under the laws of the British Virgin Islands, annual filing fees must be paid to the Registry of Corporate Affairs.

5.2	The obligations of the Company may be subject to restrictions pursuant to United Nations sanctions as implemented under the laws of the British Virgin Islands.

5.3
We reserve our opinion as to the extent to which the courts of the British Virgin Islands would, in the event of any relevant illegality, sever the offending provisions and enforce the remainder of the transaction of which such provisions form a part, notwithstanding any express provisions in this regard.

5.4	We make no comment with regard to the references to foreign statutes in the Registration Statement.

5.5
This opinion is confined to and given on the basis of the laws of the British Virgin Islands at the date hereof and as currently applied by the courts of the British Virgin Islands.  We have not investigated and we do not express or imply nor are we qualified to express or imply any opinion on the laws of any other jurisdiction.

6	CONSENTS

In connection with the above opinion, we hereby consent:

6.1	To the use of our name in the Registration Statement, the prospectus constituting a part thereof and all amendments thereto under the caption "Legal Matters"; and

6.2	To the filing of this opinion as an exhibit to the Registration Statement.

This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

/s/ Maples and Calder
Maples and Calder

Annexure A

Registered Agent’s Certificate